STRATUS PROPERTIES INC.

NOTICE OF GRANT OF
RESTRICTED STOCK UNITS
UNDER THE
2022 STOCK INCENTIVE PLAN

Pursuant to the terms of the Stratus Properties Inc. 2022 Stock Incentive Plan (the “Plan”), __________________________ (the “Director”), being a non-employee director of Stratus Properties Inc. (the “Company”), was granted effective __________ (the “Grant Date”) restricted stock units as hereinafter set forth. Defined terms not otherwise defined herein shall have the meanings set forth in Section 2 of the Plan.
1.Subject to all the terms and conditions of the Plan, the Director, as a matter of separate inducement and agreement in connection with his or her services as a director or advisory director of the Company, and not in lieu of any salary or other compensation for the Director’s services, is granted, on the terms and conditions set forth in the Plan, ____ restricted stock units (“RSUs”).
2.Unless the vesting of the RSUs is accelerated pursuant to the terms of the Plan or this Notice, and subject to any other terms of the Plan, the RSUs shall vest in one installment on the first anniversary of the Grant Date.
3.Additional Terms and Conditions of Restricted Stock Units.
3.1Subject to the terms, conditions, and restrictions set forth herein, each RSU represents the right to automatically receive from the Company, on the respective scheduled vesting date for such RSU, one share (a “Share”) of Common Stock, free of any restrictions and all cash, securities and property credited to or deposited in the Director’s Dividend Equivalent Account (as defined in Section 3.3) with respect to such RSU.
3.2Except as provided in Section 3.3, an RSU shall not entitle the Director to any incidents of ownership (including, without limitation, dividend and voting rights) (a) in any Share until the RSU shall vest and the Director shall be issued a Share to which such RSU relates nor (b) in any cash, securities or property credited to or deposited in a Dividend Equivalent Account related to such RSU until such RSU vests.
3.3From and after the Grant Date of an RSU until the issuance of the Share payable in respect of such RSU, the Director shall be credited, as of the payment date therefor, with (a) the amount of any cash dividends and (b) the amount equal to the Fair Market Value of any Shares, securities, or other property distributed or distributable in respect of one share of Common Stock to which the Director would have been entitled had the Director been a record holder of one share of Common Stock at all times from the Grant Date to such issuance date (a “Property Distribution”). All such credits shall be made notionally to a dividend equivalent account (a “Dividend Equivalent Account”) established for the Director with respect to all RSUs granted with the same vesting date. The Committee may, in its discretion, deposit in the Participant’s Dividend Equivalent Account the securities or property comprising any Property
        As Adopted July 29, 2022

Distribution in lieu of crediting such Dividend Equivalent Account with the Fair Market Value thereof, or may otherwise adjust the terms of the Award as permitted under Section 5(b) of the Plan. For purposes of this Notice, “Fair Market Value” of a share of Common Stock or any other security shall have the meaning set forth in the Stratus Properties Inc. Policies of the Committee applicable to the Plan, and with respect to any other property, shall mean the value thereof as determined by the Board in connection with the declaration of the dividend or distribution thereof.
3.4(a)    Except as otherwise set forth in Section 3.4(b), all unvested RSUs, all amounts credited to the Director’s Dividend Equivalent Account with respect to such RSUs, and all securities and property comprising Property Distributions deposited in such Dividend Equivalent Account with respect to such RSUs shall immediately be forfeited on the date the Director ceases to be an Eligible Individual, unless the Director continues providing services to the Company pursuant to a consulting or other arrangement as set forth in Section 3.4(c).
(b)If the Director ceases to be an Eligible Individual by reason of the Director’s death, disability (as defined in Section 3.4(d)), or retirement (as determined by the Board), or ceases to serve as a member of the Board because he or she is not re-nominated for another term by the Board, the RSUs and all amounts credited to or property deposited in the Director’s Dividend Equivalent Account with respect to such RSUs shall vest as of the date the Director ceases to be an Eligible Individual.
(c)For purposes of this Section 3.4, if the Director continues to provide services to the Company or a subsidiary of the Company pursuant to a consulting or other arrangement, the Director will not “cease to be an Eligible Individual” until such time as the Director has “separated from service” under Section 409A of the Internal Revenue Code and any related implementing regulations or guidance.
(d)For purposes of this Section 3.4, a “disability” shall have occurred if the Director is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Director’s employer.
3.5Upon a Change of Control, provided such Change of Control also qualifies as a change in the ownership of the Company, a change in the effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company under Section 409A of the Internal Revenue Code and any related implementing regulations or guidance, all outstanding RSUs shall become fully vested.
4.The RSUs granted hereunder are not transferable by the Director otherwise than by will or by the laws of descent and distribution.
5.All notices hereunder shall be in writing, and if to the Company, shall be delivered personally to the Secretary of the Company or mailed to its offices located at 212

Lavaca Street, Suite 300, Austin, Texas 78701, addressed to the attention of the Secretary; and if to the Director, shall be delivered personally or mailed to the Director at the address on file with the Company. Such addresses may be changed at any time by notice from one party to the other.
6.The terms of this Notice shall bind and inure to the benefit of the Director, the Company and the successors and assigns of the Company and, to the extent provided in the Plan and in this Notice, the legal representatives of the Director.
7.This Notice is subject to the provisions of the Plan. The Plan may at any time be amended by the Board, and this Notice may at any time be amended by the Committee provided that no amendment to this Notice that materially impairs the benefits provided to the Director hereunder may be made without the Director’s consent. Subject to any applicable provisions of the Company’s by-laws or of the Plan, any applicable determinations, orders, resolutions or other actions of the Committee shall be final, conclusive and binding on the Company and the holder of the RSUs granted hereunder.
    STRATUS PROPERTIES INC.

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